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                                                                   Exhibit 10.27

                                    AGREEMENT

                         FOR THE LEASE OF CABLE CONDUITS

concluded on [       ] between Telekomunikacja Polska S.A. hereinafter referred to as the Lessor, represented by the director of the TP S.A. Office in Opole and
[                    ], hereinafter referred to as the Lessee, represented by:

[                         ]



                                     SEC.1

     1. The Lessor shall, for a period of [ ] years, lease the part of the cable conduit belonging to it and located on the territory of the town of [ ] for the purposes of [ ].

     2. The object of lease described in the documentation approved by the Lessor, and its state are described in the specification in the form of a protocol constituting annex no. 1, which is an integral part of this Agreement.

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                                     SEC.2

     1. The parties agree that the rental fee for each commenced 100m of the cable conduit will be [ ] + 22% VAT, proportionally to the part of the opening in this conduit occupied by the Lessor, according to the capacity norm of the opening.

     2. The whole of the rental fee for the lease of the object of the Agreement in accordance with sec.2, item 1, amounts to [ ] zlotys and is payable monthly at the latest within 14 days of the date of the issuance of the invoice. In the case of any delay in the payment of rental fees statutory interest will be charged.

     3. The rental fee as mentioned in items 1 and 2 is set on the basis of the maintenance costs for the cable conduit, increased by 20% profit.

     4. The rental fee described in items 1, 2 and 3 is revised each quarter and its level will be calculated pursuant to the compound interest method on the basis of the monthly consumer prices increase index declared by the Chief Statistic Office. The change in the level of rent will not be treated by the Parties as an amendment of the terms of this Agreement.

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     5. In the case of any significant discrepancies between the increase in the rent, calculated according to the method as described in item 4, and the increase in the real costs of exploitation, the rent will be set by the Lessor proportionally to the actual incurred costs of exploitation. The change of the rent will not result in the amendment of the terms of this Agreement.

     6. The Lessor will inform the lessee of any changes in the rental fee in a written form.

     7. The Lessee undertakes to pay the rental fee in the amount as indicated in the notification mentioned in item 6.

     8. Any change to the scope of the object of lease as described in sec.1, item 2 herein, and the rental fee relating thereto, shall be described in annexes to this Agreement, including an appropriate protocol. The rental fee for each commenced 100m of cable conduit, shall be set in the annex at the level of the rent applicable on the date of the signing of the annex.

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                                          SEC.3

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     1. The Lessee undertakes to use the cable conduit exclusively for the purpose as described in sec.1, item 1 of the Agreement.

     2. The Lessee undertakes to install and use equipment, lines or telecommunications networks in accordance with the Telecommunications Act dated 23 November 1990 (Journal of Laws no. 86, pos. 504, as amended) and the regulations issued on its basis, as well as to use equipment having homologation certificates issued by the Ministry of Telecommunications when such equipment connects with the public network.

     3. All work relating to the assembly of cables and other telecommunications equipment in the leased cable conduit, must be notified to TP S.A. by the Lessee. The Lessor has the right to conduct a technical supervision of the work performed.

     4. The Lessee undertakes to perform the work as described in item 3 so that they do not cause electro-magnetic interference and do not damage the equipment of the Lessor.

     5. The Lessee can not, without the consent of the Lessor, make any changes to the leased cable conduit.

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     6. The Lessee can not, without the consent of the Lessor, sub-lease or allow the free use of the object of lease to third parties.

     7. The Lessor has the right to conduct a control of the leased conduit in the presence of the authorized representative of the Lessee.

                                     SEC.4

     The Lessor can give notice of termination of the agreement with immediate effect in the event of the Lessee failing to comply with the terms of the agreement, and in particular:

     - the installation of the cables and assembly of other machinery in violation of the technical conditions or without the consent of the Lessor.

     - a delay in the payment of rent exceeding [ ] month,

     - failure to pay the rent according to the new rate, after the expiry of [ ] month from the date he was informed of the change to the level of rent.

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                                     SEC.5

     1. The Lessor has the right to demand from the Lessee the removal of his installation from the leased conduit (if the technical state of the conduit enables this), within 30 days in the case of:

     - the expiry of the agreement,

     - resignation from the lease,

     - notice of termination of the agreement and the expiry of the period defined in sec.11,

     - notice of termination with immediate effect, in accordance with sec.4.

     2. Upon the expiry of the period as mentioned in item 1, the Lessor has the right to remove the Lessee's installation and charge him with the costs of disassembly and storage.

                                     SEC.6

     1. The Lessor is obliged, under the rental fee, to maintain the leased

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conduit in a proper technical state at all times.

     2. Joint undertakings concerning the supplementation or construction of conduits will be performed on the basis of separate agreements.


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                                     SEC.7

     Upon the expiry of the Agreement the Lessor undertakes to return the cable conduit in a state as described in the protocol prepared at the conclusion of the agreement, subject to the provisions of sec.6.

                                     SEC.8

     Any amendments to this Agreement must be in writing.

                                     SEC.9

     For matters not regulated in this Agreement the provisions of the Civil Code shall apply.

                                     SEC.10

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     The settlement of disputes arising during the performance of this Agreement shall be performed by the appropriate common courts.

                                     SEC.11

     1. This Agreement shall expire on [        ].

     2. In the case of the intention to extend the duration of the agreement, the Lessee is under obligation to inform the Lessor of such an intention within 3 months prior to the date of the expiry of the lease agreement. The Lessor reserves the right to refuse to extend the period of validity of the agreement.

     3. Each party has the right to terminate the Agreement with [ ] months notice.

                                     SEC.12

     This Agreement was prepared in [ ] identical counterparts, from which [ ] copy is intended for the Lessee and [ ] for the Lessor.



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